Exhibit 99

           CDI CORP. PROVIDES UPDATED GUIDANCE FOR 2004 FOURTH QUARTER

     PHILADELPHIA, Jan. 6 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today announced that it would record charges during the fourth quarter of 2004 in connection with items described below. These charges will result in pre-tax earnings significantly below expectations.

     First, the company anticipates that it will incur unexpected expenses and legal fees associated with settlements and judgments in the range of $3.5 million to $3.8 million.

     Second, during the fourth quarter, the company vacated excess office space in the former Cleveland headquarters of its Management Recruiters International subsidiary. Pre-tax charges associated with this vacated real estate are estimated to be approximately $1.9 million. As a result of this action, the company anticipates an annual operating expense reduction of $0.6 million beginning in 2005.

     Third, the company anticipates adjustments aggregating approximately $1.3 million resulting primarily from the non-collectability of certain receivables and adjustments to other asset accounts.

     Also, during the fourth quarter, the company will recognize approximately $1.0 million of tax credits related to the company's ongoing tax planning activities.

     "Our operating business fundamentals remain solid and we expect to achieve fourth quarter revenue growth in line with previous estimates," said President and Chief Executive Officer Roger H. Ballou. "We have a strong pipeline of new wins which will support our 2005 earnings growth objectives."

     Company Information
     CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at http://www.cdicorp.com.

     Safe Harbor Statement
     Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward- looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts,

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changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

SOURCE  CDI Corp.
     -0-                             01/06/2005
     /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI/
     /Web site:  http://www.cdicorp.com /